As filed with the Securities and Exchange Commission on May 10, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware	86-0748362
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7420 S. Kyrene Road., Suite 101 Tempe, Arizona	85283
(Address of Principal Executive Offices)	(Zip Code)

Employment Inducement Award

(Full Title of the Plan)

Christopher J. Miner, Senior Vice President & General Counsel

Mobile Mini, Inc.

7420 S. Kyrene Road., Suite 101

Tempe, Arizona 85283

(480) 894-6311

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Gregory R. Hall

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

(480) 606-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value	2,000,000 (2)	$31.45 (3)	$62,900,000 (3)	$8,579.56

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of securities that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Represents shares of common stock, par value $0.01 per share (“Common Stock”) of Mobile Mini, Inc. (the “Company”) issuable upon exercise of stock options granted to Mr. Olsson.
(3)	Calculated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based upon the weighted average exercise price of stock options granted to Mr. Olsson on March 18, 2018.

EXPLANATORY NOTE

To induce Mr. Erik Olsson to accept employment with the Company as its President and Chief Executive Officer, the Company proposes to offer and sell shares of its Common Stock pursuant to the following equity awards (collectively, the “Employment Inducement Award”):

(i)	options granted to Mr. Olsson on March 18, 2013 to purchase 1,000,000 shares of Common Stock of the Company at $28.27 per share, which vest over a three (3) year period in equal annual installments commencing on the one year anniversary of the grant date and on each one year anniversary thereafter, subject to the Company’s achievement of performance targets; and

(ii)	options granted to Mr. Olsson on March 18, 2013 to purchase 500,000 shares of Common Stock of the Company at $32.51 per share and 500,000 shares of Common Stock of the Company at $36.75 per share, of which thirty-three (33%) will vest on March 18, 2014 with the remainder vesting in equal annual installments over the following twenty-four (24) months, subject to Mr. Olsson’s continuing employment with the Company on each vesting date.

The Employment Inducement Award, which were approved by the Compensation Committee of the Board of Directors of the Company, will be granted outside of the terms of the Company’s 2006 Equity Incentive Plan, as amended, and will be granted pursuant to NASDAQ Marketplace Rule 5635(c)(4). This Registration Statement on Form S-8 (this “Registration Statement”) registers shares of Common Stock issuable pursuant to the Employment Inducement Award.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 1, 2013;

(b)	The Company’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012, filed with the Commission on April 30, 2013;

(c)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the Commission on May 9, 2013;

(d)	Each of the Company’s Current Reports on Form 8-K filed with the Commission on February 22, 2013, March 20, 2013, April 9, 2013, and May 6, 2013, in each case only to the extent filed and not furnished;

(e)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-12804), filed with the Commission on February 14, 1994, including any amendment or report filed for the purpose of updating such description; and

(f)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-27870), filed with the Commission on September 24, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate, to the fullest extent permissible under Delaware law, the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Company’s Bylaws provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Company, or that may arise out of their status as directors or officers of the Company, including liabilities under the federal and state securities laws. The Company has also entered into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, any;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on May 10, 2013.

MOBILE MINI, INC.

Date: May 10, 2013	By:	/s/ Mark E. Funk
Mark E. Funk Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: May 10, 2013	By:	/s/ Deborah K. Keeley
Deborah K. Keeley Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

POWER OF ATTORNEY

Each director and officer whose signature appears below hereby appoints Christopher J. Miner and Mark E. Funk and each of them, the true and lawful agents and attorneys-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, exhibits thereto, and other documents in connection therewith, to this Registration Statement, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael L. Watts	Chairman of the Board of Directors	May 10, 2013
Michael L. Watts

/s/ Erik Olsson	President, Chief Executive Officer	May 10, 2013
Erik Olsson	and Director (Principal Executive Officer)

/s/ James T. Martell	Director	May 10, 2013
James T. Martell

/s/ Jeffrey S. Goble	Director	May 10, 2013
Jeffrey S. Goble

/s/ Stephen A McConnell	Director	May 10, 2013
Stephen A McConnell

/s/ Sanjay Swani	Director	May 10, 2013
Sanjay Swani

/s/ Lawrence Trachtenberg	Director	May 10, 2013
Lawrence Trachtenberg

/s/ Frederick G. McNamee, III	Director	May 10, 2013
Frederick G. McNamee, III

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 10-K for the fiscal year ended December 31, 1997, File No. 001-12804).

4.2	Certificate of Amendment, dated July 20, 2000, to the Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1A to the Company’s Report on Form 10-Q for the quarter ended June 30, 2000, File No. 001-12804).

4.3	Certificate of Designation, Preferences and Rights of Series C Junior Participating Preferred Stock of the Company, dated December 17, 1999 (Incorporated by reference to Exhibit A to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on December 13, 1999, File No. 000-27870).

4.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated June 26, 2008 (Incorporated by reference to Exhibit 3.2 to the Company’s Report on Form 8-K filed on July 1, 2008, File No. 001-12804).

4.5	Certificate of Designation of the Company’s Series A Convertible Redeemable Participating Preferred Stock, dated June 27, 2008 (Incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 8-K filed on July 1, 2008, File No. 001-12804).

4.6	Amended and Restated By-laws of the Company, as amended and restated through May 2, 2007 (Incorporated by reference to Exhibit 3.2 to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, File No. 001-12804).

4.7	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, File No. 001-12804).

4.8	Rights Agreement, dated as of December 9, 1999, between the Company and Norwest Bank Minnesota, NA, as Rights Agent (Incorporated by reference to the Company’s Registration Statement on Form 8-A filed on December 13, 1999, File No. 000-27870).

4.9	Indenture dated as of May 7, 2007 among the Company, Law Debenture Trust Company of New York, as Trustee, and Deutsche Bank Trust Company Americas, as Paying Agent and Registrar ((Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 filed on June 26, 2007, File No. 333-144038) (the Mobile Mini Indenture)).

4.10	Supplemental Indenture, dated as of June 27, 2008, among the Company, Mobile Storage Group, Inc., A Better Mobile Storage Company, Mobile Storage Group (Texas), LP, the guarantors party to the Mobile Mini Indenture and Law Debenture Trust Company of New York, as trustee (Incorporated by reference to Exhibit 4.3 to the Company’s Report on Form 8-K filed on July 1, 2008, File No. 001-12804).

4.11	Indenture, dated as of August 1, 2006, by and among Mobile Services Group, Inc., Mobile Storage Group, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee ((Incorporated by reference to Exhibit 4.1 to Mobile Storage Group, Inc.’s Form S-4 filed on September 18, 2007, as amended, File No. 333-146157-03) (the MSG Indenture)).

4.12	Supplemental Indenture, dated as of June 27, 2008, among the Company, Mobile Storage Group, Inc., A Better Mobile Storage Company, Mobile Storage Group (Texas), LP, the guarantors party to the Mobile Mini Indenture and Law Debenture Trust Company of New York, as trustee (Incorporated by reference to Exhibit 4.3 to the Company’s Report on Form 8-K filed on July 1, 2008, File No. 001-12804).

4.13	Indenture, dated as of November 23, 2010, among the Company, the Guarantor parties thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (Incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 8-K filed on November 29, 2010, File No. 001-12804).

4.14	Second Supplemental Indenture, dated as of November 22, 2010, among the Company, the Guarantor parties thereto and Wells Fargo Bank, N.A., as trustee (Incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 8-K filed on November 29, 2010, File No 001-12804).

5.1	Opinion of DLA Piper LLP (US), counsel for the Company (filed herewith).

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

99.1	Executive Employment Agreement between the Company and Erik Olsson, dated March 18, 2013 (incorporated by reference to the Company’s Report on Form 8-K filed on March 20, 2013, File No. 001-12804).

99.2	Form of Stock Option Agreement between Mobile Mini, Inc. and Erik Olsson (filed herewith).